Exhibit 99.1

    SigmaTron International, Inc. Completes Acquisition of Able Electronics
           Corporation, an Electronic Manufacturing Services Company

     ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--July 14, 2005--SigmaTron International, Inc. (NASDAQ:SGMA), an electronic manufacturing services (EMS) company, today announced it has completed the acquisition of Able Electronics Corporation (Able), headquartered in Hayward California, with an additional manufacturing facility located in Tijuana, Mexico. Terms of the transaction were not disclosed.
     Able is an ISO 9001:2000 certified, EMS company serving Original Equipment Manufacturers in the test and measurement, medical instruments, telecommunications, computer peripherals, industrial controls and genetic research industries. The company provides a complete range of EMS solutions from engineering development and prototyping to systems integration and test. Able offers low-to-medium volume, full turnkey manufacturing, test and logistical services.
    Gary R. Fairhead, President and Chief Executive Officer, said, "With the acquisition of Able Electronics, we have achieved four objectives. First, we have further diversified our markets, capabilities and customer base. Second, we have added a third low-cost manufacturing facility located in Tijuana, Mexico to complement our established locations in Mexico and China. Third, we have created the opportunity to consolidate our California operations into a single facility, which will result in significant economies of scale and productivity. And finally, we expect to generate incremental revenue growth as Able's customers gain access to our broader array of services, capabilities and locations, especially China.
     The effective date of the acquisition is July 1, 2005.


     Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Fremont and Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains an engineering and materials sourcing office in Taipei, Taiwan.

     Note: To the extent any statements in this press release statement may be deemed to be forward looking, such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business, including the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company's operating results; the availability and cost of necessary components; the Company's ability to manufacture lead-free assemblies by mid - 2006; regulatory compliance; the continued availability and sufficiency of the Company's credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the continued stability of the U.S., Mexican, Chinese, and Taiwanese economic, labor and political conditions, currency fluctuations, and the ability of the Company to manage its growth, including expansion into China and its integration of the Able Electronics operation. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K, and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this press release and the Company undertakes no obligation to update or revise such statements in light of new information, future events or otherwise.


     CONTACT: SigmaTron International, Inc.
              Linda K. Blake, 800-700-9095